Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement (Form S-8 No. 33-31330) of our report dated June 8, 2012, relating to the statements of net assets available for benefits of the LaBarge, Inc. Employee Savings Plan as of December 14, 2011 and December 31, 2010, and the related statements of changes in net assets available for benefits for the years then ended.

St. Louis, Missouri
June 11, 2012

MEMBER AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND AN INDEPENDENT FIRM

ASSOCIATED WITH THE NORTH AMERICAN REGION OF MOORE STEPHENS INTERNATIONAL LIMITED

KNOWN INTERNATIONALLY AS MOORE STEPHENS BROWN SMITH WALLACE, LLC